Former Morgan Stanley COO Jim Rosenthal Joining OnDeck Board of Directors

NEW YORK, March 20, 2017 - OnDeck® (NYSE: ONDK), the leader in online lending for small business, announced today that it will be adding Jim Rosenthal, the former chief operating officer of Morgan Stanley, to its board of directors, effective April 3, 2017.
During his tenure at Morgan Stanley, Rosenthal served in a variety of roles, including as COO of the company from 2011 to 2016 and as chairman and chief executive officer of Morgan Stanley’s approximately $130 billion national bank. In his role as COO, Rosenthal was responsible for overseeing firm-wide technology and operations, Morgan Stanley’s wealth management digital business, corporate strategy, re-engineering and expense management, technology company relations, and cybersecurity. He remains a senior advisor to Morgan Stanley.
“We are thrilled to have an experienced financial leader like Jim Rosenthal joining our board,” said Noah Breslow, chief executive officer, OnDeck. “Jim is a supremely talented executive whose vision contributed greatly to the success of Morgan Stanley and other organizations. His experience as an innovator at the intersection of technology and financial services, combined with his comprehensive knowledge of financial institutions, will add great value to OnDeck as we build on our leadership as the nation’s largest online lender to small businesses.”
Rosenthal has more than two decades of experience across a wide spectrum of financial services. He joined Morgan Stanley in March 2008 from the global real estate company, Tishman Speyer, where he served as chief financial officer. Prior to that, he worked at Lehman Brothers, serving as head of corporate strategy and execution and as a member of the firm’s management committee. Rosenthal began his career with McKinsey & Company, where he was a senior partner, specializing in financial institutions.
“This is an exciting time to be joining OnDeck’s board of directors,” Rosenthal said. “As the nation’s largest online lender to small businesses, OnDeck is a proven innovator in providing capital to Main Street. I am enthusiastic about being part of the next phase of the company’s execution of its long-term growth strategy.”
Rosenthal’s appointment will expand OnDeck’s board to nine directors, eight of whom are independent. He will be a member of OnDeck’s Compensation and Risk Management Committees. Rosenthal's appointment as a director is for an initial term extending until the 2019 annual meeting of stockholders.
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About OnDeck
OnDeck (NYSE: ONDK) is the leader in online small business lending. Since 2007, the Company has powered Main Street’s growth through advanced lending technology and a constant dedication to customer service. OnDeck’s proprietary credit scoring system - the OnDeck Score® - leverages advanced analytics, enabling OnDeck to make real-time lending decisions and deliver capital to small businesses in as little as 24 hours. OnDeck offers business owners a complete financing solution, including the online lending industry’s widest range of term loans and lines of credit. To date, the Company has deployed over $6 billion to more than 60,000 customers in 700 different industries across the United States, Canada and Australia. OnDeck has an A+ rating with the Better Business Bureau and operates the educational small business financing website www.businessloans.com. For more information, please visit www.ondeck.com.
OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of On Deck Capital, Inc.

Media Contact:
Jim Larkin
jlarkin@ondeck.com
203-526-7457

Investor Contact:
Kathryn Harmon Miller
kmiller@ondeck.com
646-692-0529